SEPARATION AGREEMENT AND RELEASE

This AGREEMENT AND RELEASE (“Separation Agreement” or “Agreement”) is made between Lorenzo Childress, Jr., M.D. (“Associate”) and AMERIGROUP Corporation, its successors, affiliates and assigns (referred to herein, collectively and individually, as “AMERIGROUP”).

A. REASONS FOR AGREEMENT

1. Inasmuch as, AMERIGROUP and Associate have mutually agreed to end Associate’s relationship with AMERIGROUP effective as of the close of business on April 1, 2005 (the “End Date”).

2. In order to assist Associate in regard to this separation, as consideration for the obligations from Associate specified below, and in consideration of the Associate’s long and dedicated service, AMERIGROUP agrees to provide the following benefits, which are referred to as the “Special Separation Package.”

B. AGREEMENT

For and in consideration of the mutual promises and commitments specified herein, the parties agree as follows:

1. Special Separation Package
(a) On the date on which AMERIGROUP distributes bonuses to qualified Associates, in accordance with AMERIGROUP policy, which shall be no later than March 15, 2005, AMERIGROUP will provide Associate with a 2004 MJO Cash Bonus in the amount of $275,000.00.

(b) Associate acknowledges that, on February 9, 2005 (the “Date of Grant”), in accordance with AMERIGROUP policy, AMERIGROUP granted Associate a non-qualified option to purchase 60,000 shares of AMERIGROUP stock. Twenty-five (25%) percent of said options vested on the Date of Grant, and an additional six and one-quarter (6.25%) percent of said options shall vest on April 1, 2005.

(c) No sooner than (i) the eighth (8th) day after Associate executes this Agreement, or (ii) the first payroll distribution day after the End Date, whichever occurs later, and provided that Associate has not revoked this Agreement as provided in Section B.5(a)(iv), below, and provided that Associate has not breached this Agreement, AMERIGROUP will provide Associate with:

i.	a Lump Sum Payment, in the amount of $251,800.00, which includes the estimated COBRA costs for twelve months for health, dental, life and disability insurance at Associate’s current coverage levels.

ii.	a Special Paid Annual Leave payout, calculated at 235 hours, as estimated through the first quarter of 2005, in the amount of $37,700.00

(d) No sooner than (i) the eighth (8th) day after Associate executes this Agreement, or (ii) the first payroll distribution day after the End Date, whichever occurs later, and provided that Associate has not revoked this Agreement as provided in Section B.5(a)(iv), below, and provided that Associate has not breached this Agreement, AMERIGROUP shall initiate payment to Associate of an amount equal to Associate’s base salary, to wit, $333,759.00 (the “Base Salary Amount”), payable on the regular biweekly payroll cycle over a one (1) year period (the “Severance Period”). The Base Salary Amount shall continue to be paid during the Severance Period, even if Associate obtains other employment.

(e) The Company will reimburse Associate’s reasonable and customary business expenses for previously scheduled continuing medical education incurred prior to the End Date.

(f) All monies paid to Associate shall have all applicable taxes deducted.

(g) Associate and AMERIGROUP further agree that Associate may file for and AMERIGROUP will respond to the application for unemployment compensation so as not to contest the Associate’s request for benefits as approved by State guidelines.

(h) The benefits provided to Associate hereunder are unique to Associate’s contribution to the company. Nothing herein shall be deemed to establish a separation agreement or other employee benefit plan or program available to other AMERIGROUP employees. The Parties hereto agree that AMERIGROUP has no formal severance package, is not obligated to provide any severance benefit, and is only obligated to pay compensation that has already accrued.

(i) AMERIGROUP shall provide a neutral reference to Associate and to any persons who inquire of AMERIGROUP for a reference on Associate. Such neutral reference shall state only that Associate was employed at AMERIGROUP from July 6, 1995 to April 1, 2005.

(j) Associate understands that Associate has no obligation to sign this Separation Agreement. If Associate chooses not to sign this Separation Agreement, AMERIGROUP will pay Associate the compensation that Associate has earned through the date of Associate’s termination, the aforementioned 2004 MJO Cash Bonus, and the aforementioned accrued and unpaid PAL less applicable payroll taxes, in accordance with AMERIGROUP Policy. Similarly, even if Associate does not sign this Separation Agreement, Associate will be offered benefits to which Associate is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and Associate shall retain all benefits under AMERIGROUP’s Deferred Compensation Plan and AMERIGROUP’s 401(k) Plan, including, if applicable, AMERIGROUP’s matches on behalf of Associate for the year 2004 and the Indemnification Agreement, dated as of April 24, 2000, shall remain in full force and effect. In the event that Associate has not signed and returned this Separation Agreement to AMERIGROUP on or before March 14, 2005, this Agreement shall be deemed withdrawn

(k) The circumstances of Associate’s separation from employment do not constitute a “for cause” termination under Section 10 of the Employee Noncompetition, Nondisclosure and Developments Agreement, Section 4 of the Incentive Stock Option Agreement under the 1994 Stock Plan, Section 5 of the Incentive Stock Option Agreement under the 2000 Equity Incentive Plan, or Section 5 of the 2003 Equity Incentive Plan. Associate is hereby released from the restrictions of Paragraph 1(a) of the said Employee Noncompetition, Nondisclosure and Developments Agreement,

2. General Release
Associate states and affirms that Associate has not previously filed or joined in any complaints, charges, or lawsuits against AMERIGROUP with any governmental agency or court of law or equity. Associate agrees, for and on behalf of Associate and Associate’s estate, heirs, spouse, life partner, representatives, successors and assigns, that Associate has or will be finally and permanently separated from employment with AMERIGROUP at the close of business on the End Date, and that Associate waives, releases and forever discharges AMERIGROUP and all related entities, their directors, officers, employees, attorneys and agents, from any and all claims, known or unknown, that Associate has or may have relating to or arising out of Associate’s employment with AMERIGROUP and the separation thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family Medical Leave Act, the Equal Pay Act, Worker’s Compensation laws, Employee Retirement Income Security Act, Older Workers Benefit Protection Act, or any other Executive Orders, federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Associate’s employment, excepting only the provisions of this Separation Agreement and the regular separation benefits. Associate also represents that Associate has not given, sold, assigned, or transferred to any one else, any claim, or a portion of a claim discussed in this Separation Agreement.

3. Claims and Actions
(a) Associate promises never to file a lawsuit asserting any claims that are released in this Separation Agreement.

(b) This Separation Agreement does not waive any rights or claims that Associate may have which arise after the date the Associate signs this Separation Agreement.

(c) If Associate breaks Associate’s promise in Paragraph B.3(a) of this Separation Agreement and files a lawsuit based on legal claims or a portion of legal claims that Associate has released, or if a lawsuit is initiated based on legal claims or a portion of legal claims that Associate has given, sold, assigned, or transferred to any one else, and if AMERIGROUP prevails in said lawsuit, Associate will pay for all costs incurred by AMERIGROUP, any related companies or the directors or employees of any of them, including reasonable attorneys’ fees, in defending against Associate’s claim.

(d) Associate agrees that at all times relative hereto, Associate was an employee at will.

4. Confidentiality and Cooperation
(a) Associate will not divulge or give to anyone any proprietary or confidential information concerning AMERIGROUP’s business or affairs, employees and services obtained by Associate during Associate’s employment.

(b) Associate agrees to return to AMERIGROUP on or before February 11, 2005, all of AMERIGROUP’s property in Associate’s possession, control or custody including, but not limited to, Associate’s security badge, Sonitrol card, files, member lists, mailing lists, provider lists, account information, samples, prototypes, price lists and pricing information, passwords, codes, and all of the tangible and intangible property belonging to AMERIGROUP and relating to Associate’s employment with AMERIGROUP. AMERIGROUP agrees to provide Associate with secretarial service from February 11, 2005, through and including April 1, 2005. Associate further represents and warrants that Associate has not retained any copies, electronic or otherwise, of such property.

(c) Notwithstanding anything to the contrary herein, Associate shall continue to comply with the terms of the Employee Noncompetition, Nondisclosure and Developments Agreement between Associate and AMERIGROUP, other than Paragraph 1(a) from which Associate has been released, and know and understand that the obligations contained in that agreement survive execution of this Separation Agreement and Associate’s termination of employment. In particular, Associate shall not disclose any confidential or proprietary information which Associate acquired as an employee of AMERIGROUP to any other person or entity, or use such information in any manner that is detrimental to the interest of AMERIGROUP.

(d) Associate agrees to cooperate fully with AMERIGROUP in transitioning Associate’s work load and work projects.

(e) Recognizing Associate’s knowledge and skills, AMERIGROUP requests Associate, and Associate agrees, to cooperate fully with AMERIGROUP in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed. In the event that AMERIGROUP shall request that Associate so cooperate after the Severance Period, AMERIGROUP will pay Associate a fee in an amount to be agreed upon by the parties.

5. Special ADEA Waiver and Release Notification
(a) The General Release, paragraph 2 above, of this Separation Agreement, includes a waiver and release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Associate acknowledges that Associate has been:

(i)	advised that the waiver and release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this waiver and release;

(ii)	advised to consult with an attorney and/or other advisor concerning Associate’s rights and obligations under this Separation Agreement prior to Associate’s execution of it. Associate understands that whether or not to do so is Associate’s decision. Associate agrees, however, that AMERIGROUP shall not be required to pay any of Associate’s attorney’s fees in this or any related matter or lawsuit, now or later, and that the settlement monies received in Paragraph B.1 are in full and complete settlement of all matters between Associate and AMERIGROUP, including but not limited to, attorney’s fees and costs;

(iii)	advised that Associate has at least twenty-one (21) days within which to consider this Separation Agreement; and

(iv)	advised that Associate may revoke this Separation Agreement within seven (7) days of Associate’s signing it. Revocation can be made by delivering a written notice of revocation to Stanley F. Baldwin, General Counsel, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462. For such revocation to be effective, Mr. Baldwin must receive notice no later than 5:00 p.m. on the seventh (7th) calendar day after Associate signs this Separation Agreement. If Associate revokes this Separation Agreement it shall not be effective or enforceable and Associate will not receive the benefits described in Paragraph B.1.

6. Confirmation of Corporate Compliance
Associate acknowledges that Associate will not be eligible to receive the benefits described in the Special Separation Package if Associate is found to have committed or condoned during Associate’s employment any acts of fraud against AMERIGROUP or fraud against the government. Associate hereby confirms that: Associate has not committed or condoned any such fraudulent activity; Associate has complied with AMERIGROUP’s Corporate Compliance/Ethics Program during Associates employment; Associate has not participated in or knowingly permitted others to engage in any conduct prohibited by AMERIGROUP’s Corporate Compliance/Ethics Program; Associate understands that Associate has a duty under that program to notify AMERIGROUP’s designated Corporate Compliance/Ethics Officer of any knowledge of violation of such Program; and Associate is not aware of any such violation by Associate or anyone else employed by AMERIGROUP. Associate confirms that Associate has complied with the duties and obligations outlined in this paragraph and Associate acknowledges that such compliance is a condition to Associate’s eligibility to receive the benefits described in the Special Separation Package.

7. Nonpiracy of Employees
Associate agrees that during the period of one year following Associate’s separation from employment with AMERIGROUP, Associate will not directly or indirectly on behalf of Associate or any other entity or person solicit for employment any personnel employed by AMERIGROUP or AMERIGROUP’s subsidiaries at the time of such separation.

8. Nondisparagement
Associate and AMERIGROUP each agree to refrain from disparaging the other. Further, both AMERIGROUP and Associate agree to project a positive image of each other to any former or future customers, community and civic leaders or others that might have contact with either party. Associate agrees that Associate will not make any comments relating to AMERIGROUP or its employees which are critical, derogatory or which may tend to injure the business of AMERIGROUP. Nothing herein shall preclude the giving of truthful testimony in any legal proceeding.

9. No Admission
It is understood and agreed that, prior to entering into this Separation Agreement, AMERIGROUP has admitted no liability for the Special Separation Package provided herein or for any benefits other than those provided by contract or AMERIGROUP policy or the provisions of this Separation Agreement. AMERIGROUP has entered into this Separation Agreement solely for the purposes set forth in Paragraph A.2. and to maintain an amicable and cooperative relationship between Associate and AMERIGROUP.

10. No Waiver or Breach or Remedy
A waiver by AMERIGROUP of the breach of any of the provisions of this Separation Agreement by Associate shall not be deemed a waiver by AMERIGROUP or any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein.

11. Severability
In the event that any provision of this Separation Agreement is determined to be invalid by a court of competent jurisdiction, all other provisions of this Separation Agreement shall remain in full force and effect.

12. Entire Agreement
(a) This Agreement and the agreements incorporated herein by reference, constitute the entire understanding of the parties relating to the subject matter hereof and, subject to the provisions of Section 4(c), herein, supersedes and cancels all agreements, written or oral, made prior to the date hereof between Associate and AMERIGROUP relating to employment, salary, bonus, or other compensation of any description, equity participation, pension, post-retirement benefits, severance or other remuneration, other than, where applicable, Associate’s Stock Option Agreements under the 1994 Stock Plan, 2000 Equity Incentive Plan, and 2003 Equity Incentive Plan; Associate’s Indemnification Agreement; the Company’s 401(k) Plan; the Employee Stock Purchase Plan; and the Executive Deferred Compensation Plan.

(b) The parties understand and agree that all terms of this Separation Agreement are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(c) Associate understands, agrees, and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in Associate’s best interest. Associate represents and warrants that, in negotiating and executing this Separation Agreement, Associate has had an adequate opportunity to consult with competent counsel or other representatives of Associate’s choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein. Associate acknowledges that Associate received a copy of this Separation Agreement, and was offered a reasonable period to consider it.

(d) The parties agree that this is a negotiated separation agreement and that no term herein shall be construed against a party merely because that party or its attorneys proposed or drafted such term.

(e) The parties have carefully read this Separation Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

(f) Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Separation Agreement effective.

13. Agreement Binding
This Separation Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors, and assigns.

14. Violation by Associate
In the event that a Party hereto violates any of the terms of this Separation Agreement, the other Party shall have the right to terminate any or all of its commitments herein and to seek to recover the equivalent of any monies or other consideration previously provided, and to pursue any other remedies available in law or at equity.

15. Voluntary
(a) Associate agrees that Associate has read and carefully considered this Separation Agreement, and has had the opportunity to ask questions of company representatives. Associate agrees that Associate also had the opportunity to discuss this Separation Agreement with an attorney. Associate agrees that Associate is signing this agreement voluntarily and of Associate’s own free will.

(b) Associate acknowledges that the Associate need not and should not sign this Separation Agreement unless the statements in it are completely true and accurate.

16. Choice of Law
This Agreement and the legal relationships among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of laws principles. Each party hereby irrevocably consents, in any dispute, action, litigation or other proceeding concerning this Agreement, to the jurisdiction of the state and federal courts having venue for the City of Virginia Beach, Virginia, and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party or that venue is improper.

17. Section Headings
The section headings in this Agreement are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this Agreement.

18. No Third Party Rights
This Agreement is entered into solely between AMERIGROUP and Associate and shall not be deemed to create any rights in any third parties or to create any obligations of AMERIGROUP to any third party.

19. Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Separation Agreement.

LORENZO CHILDRESS, JR., M.D.	AMERIGROUP CORPORATION
Lorenzo Childress, Jr., M.D.	By: Stanley F. Baldwin

Executive Vice President, General Counsel and Secretary

COMMONWEALTH OF VIRGINIA

City of Virginia Beach

Acknowledged before me by Lorenzo Childress, Jr., M.D. on the      day of      2005.

Notary Public

My Commission Expires:

COMMONWEALTH OF VIRGINIA

City of Virginia Beach

Acknowledged before me by Stanley F. Baldwin, Executive Vice President, General Counsel and Secretary, of AMERIGROUP Corporation, on the      day of      2005.

Notary Public

My Commission Expires: